UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 24, 2013

Superconductor Technologies Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21074	77-0158076
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

460 Ward Drive, Santa Barbara, CA	93111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 690-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 24, 2013 Superconductor Technologies Inc. (the “Company”) entered into a Securities Purchase Agreement (“Purchase Agreement”) by and among the Company and certain accredited investors (the “Purchasers”), pursuant to which the Company agreed to issue to the Purchasers in a registered offering up to 513,827 shares of its common stock (the “Common Stock”) and warrants to purchase up to 513,827 shares of Common Stock (the “Warrants”). These securities sold consisted of one share of Common Stock at a price of $4.25, and two Warrants to purchase Common Stock (describe further below), for an aggregate offering price of $2,183,764.75 (the “Offering”). The Purchase Agreement contains customary representations, warranties and indemnification by the Company. A copy of the Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Each Purchaser received two Warrants, each to purchase up to 0.5 of a share of common stock. The Warrants have an initial exercise price of $5.45 per share and will be exercisable one year and one day from their date of issuance. One Warrant will be exercisable for a period of one year following the date that such Warrant is initially exercisable and the other Warrant will be exercisable for a period of five years following the date that such Warrant is initially exercisable. The Warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise. The exercise price of the Warrants is subject to adjustment in the case of stock dividends or other distributions on shares of common stock or any other equity or equity equivalent securities payable in shares of common stock, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also, subject to limitations, upon any distribution of assets, including cash, stock or other property to our stockholders. The exercise price of the Warrants is not subject to “price-based” anti-dilution adjustment. The exercise of the Warrants is subject to certain beneficial ownership and other limitations set forth in the Warrants. A copy of the form of the Warrants is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

On April 24, 2013, the Company entered into a placement agent agreement (the “Placement Agent Agreement”) with Ladenburg Thalmann & Co. Inc. (the “Placement Agent”), pursuant to which the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of registered securities of the Company. The Company has agreed to pay the Placement Agent an aggregate fee equal to 7% of the gross proceeds received in the Offering and provide a limited non-accountable expense reimbursement. The Placement Agent Agreement contains customary representations, warranties, and indemnification by the Company. The Placement Agent Agreement is filed as Exhibit 1.1 hereto and is incorporated herein by reference.

The net proceeds to the Company from the registered direct offering, after deducting the Placement Agent fees and the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the Warrants issued in the Offering, was approximately $1.95 million. The Offering closed on April 26, 2013.

The offer and sale of the Common Stock and Warrants are registered under the Securities Act of 1933, as amended (the “Securities Act”), on a registration statement on Form S-3 (File No. 333-172190), which became effective on April 13, 2011, and a related prospectus supplement filed in connection with the Offering. A copy of the opinion of Manatt, Phelps & Phillips, LLP relating to the legality of the issuance of the shares of Common Stock and the Warrants is attached hereto as Exhibit 5.1.

The foregoing summaries of the terms of the Placement Agent Agreement, the Purchase Agreement and the Warrants are subject to, and qualified in their entirety by, such documents filed herewith as Exhibits 1.1, 10.1 and 4.1, respectively, which are incorporated herein by reference.

On April 24, 2013, the Company issued a press release announcing the Offering. A copy of the press is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Forward-Looking Statements

Certain statements in this Form 8-K are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the expected closing of the sale and purchase of the Company’s securities described herein and the Company’s receipt of net proceeds therefrom. For such statements, the Company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the Company’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the Company’s ability to satisfy applicable closing conditions under the Securities Purchase Agreement and the Purchasers’ fulfillment of their obligations to purchase the securities. Additional factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in the Company’s other reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Reports filed in 2012. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as to the date of this report. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this report, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

1.1	Placement Agent Agreement, dated as of April 24, 2013, by and among the Company and Ladenburg Thalmann & Co. Inc.

4.1	Forms of Common Stock Purchase Warrants

5.1	Opinion of Manatt, Phelps & Phillips, LLP

10.1	Form of Securities Purchase Agreement, dated as of April 24, 2013, by and among the Company and the Purchasers

23.1	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)

99.1	Press Release of the Company dated April 24, 2013 (the press release may also be found on the Company’s website at www.suptech.com on the Investor Relations page)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Superconductor Technologies Inc.

Dated: April 30, 2013	By:	/s/ WILLIAM J. BUCHANAN
William J. Buchanan
Vice President and Chief Financial Officer